Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Catalyst Biosciences, Inc. and Subsidiaries on Form S-8 (Nos. 333-133882, 333-189143, 333-133881, 333-160331, 333-185888, 333-206523 and 333-206526) and Form S-3 (No. 333-192552) of our report dated March 9, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which report is included in the Annual Report on Form 10-K to be filed on or about March 9, 2016.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 9, 2016